Exhibit 99.1

Seneca Foods Corporation Acquires the Remaining 50% of Truitt Bros., Inc.

Marion, NY, April 3, 2017 -- Seneca Foods Corporation (the "Company") (NASDAQ: SENEA, SENEB) and David J. Truitt have entered into a Share Purchase Agreement whereas the Company has acquired David's 50% ownership interest in Truitt Bros., Inc., ("TBI") and directly related holdings.  The effective date of the transaction is April, 1, 2017.  With this transaction the Company will now own 100% of TBI which they will retain as a wholly owned subsidiary.  David Truitt and the existing management team will continue to operate the TBI business after this transaction.  The remaining terms of the Share Purchase Agreement are currently not being disclosed.
"We are very excited about acquiring the remaining ownership interest in Truitt Bros.  Truitt Bros. is a leader in developing shelf stable meals in trays and pouches," stated Kraig Kayser, Seneca Foods' President and CEO.  "For the last three years, we have worked with David and his team as equity partners, and we are pleased that they are remaining to lead the organization into the future."
David Truitt, President and CEO of TBI, stated, "Speaking for myself and the Truitt employees, we are very pleased to have this opportunity to work with the Seneca organization.  Culturally, and strategically, it's an excellent fit, which we look forward to continuing."
About Seneca Foods Corporation
Seneca Foods is North America's leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries. Products are also sold under the highly regarded brands of Libby's®, Aunt Nellie's®, Cherryman®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips. In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label. Seneca's common stock is traded on the Nasdaq Global Stock Market under the symbols "SENEA" and "SENEB". SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

About Truitt Bros., Inc.
Truitt Bros. is a third-generation family-owned food processor with operations in Salem, Oregon and East Bernstadt, Kentucky. Leaders in bringing quality and innovation to the industry, the company provides shelf stable products for a wide variety of customers, from entrepreneurs to retailers, and to large branded U.S. and international companies. .

Forward-Looking Statements
Statements that are not historical facts, including statements about management's beliefs or expectations, are forward looking statements as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Seneca Foods Corporation's filings with the SEC, including the disclosure under the heading "Risk Factors" in Seneca Foods' Annual Report on Form 10-K.  There can be no assurance that the merger will close on the expected schedule or that the merger will be consummated at all.  We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Timothy J. Benjamin, Seneca Foods Corporation, Chief Financial Officer
315-926-8100

David J. Truitt, Truitt Bros., Inc., President
503-362-3674

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